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EXHIBIT 10.30

Second Amendment to Collaboration and License Agreements

        This Amendment to Collaboration and License Agreements (the "Amendment") is entered into on January 1, 2008 (the "Amendment Effective Date") between AFFYMAX, INC., a Delaware corporation, with its principal place of business at 4001 Miranda Avenue, Palo Alto, CA 94304, U.S.A. ("Affymax"), and TAKEDA PHARMACEUTICAL COMPANY LIMITED, a company incorporated under the laws of Japan, with its principal place of business at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka, 540-8645, Japan ("Takeda").

RECITALS

        WHEREAS, Affymax and Takeda have entered into a certain Collaboration and License Agreement dated as of February 13, 2006, under which Affymax has granted Takeda a certain right and license for the development and commercialization in Japan of Affymax's proprietary pegylated dipeptide drug candidate designated by Affymax as Hematide™ (as amended by the First Amendment, dated March 19, 2007, the "Japan Agreement");

        WHEREAS, Affymax and Takeda have also entered into another Collaboration and License Agreement dated as of June 27, 2006, under which Affymax has granted Takeda a certain right and license for the development and commercialization of the same drug candidate worldwide outside Japan (as amended by the First Amendment, dated March 19, 2007, the "Global Agreement"; together with the Japan Agreement, the "Agreements"); and

        WHEREAS, Affymax and Takeda would like to amend the Agreements to modify the ongoing commitments of Affymax regarding participation on the joint steering committee, the joint committee, and related subcommittees;

        NOW THEREFORE, in consideration of the foregoing premises and mutual promises, covenants and conditions contained in this Amendment, the Parties agree as follows:

        1.    Amendment to Section 2.3 of the Global Agreement.    The Parties hereby agree to amend Section 2.3 of the Global Agreement by adding the following:

        "(c) Notwithstanding any other provision of this Article 2, Affymax shall have no obligation to continue its participation in the Joint Steering Committee (and any related subcommittees) at any time after January 1, 2011. Should Affymax elect on or after that date to cease such participation, Affymax shall give Takeda thirty (30) days' prior written notice of its decision, and thereafter (i) the Joint Steering Committee and any related subcommittees shall promptly wrap up its (and any related subcommittees') then immediately pending acts and thereupon subsequently terminate and cease to exist; (ii) all decision-making and other acts otherwise contemplated under this Agreement to be performed by the Joint Steering Committee (and any related subcommittees) shall be performed thereafter instead by Takeda, at its sole discretion, which decision-making or other acts may be performed without consultation with Affymax; (iii) Affymax shall comply with, and not challenge or contest, such decision-making and other acts by Takeda occurring pursuant to clause (ii) above; and (iv) any and all other rights and obligations of each Party under this Agreement shall not be changed."

        2.    Amendment to Section 2.1 of the Japan Agreement.    The Parties hereby agree to amend Section 2.1 of the Japan Agreement by adding the following:

        "(b) Notwithstanding any other provision of this Article 2, Affymax shall have no obligation to continue its participation in the Joint Committee (and any related subcommittees) at any time on or after January 1, 2011. Should Affymax elect on or after that date to cease such participation, Affymax shall give Collaborator thirty (30) days' prior written notice of its decision, and thereafter (i) the Joint Committee and any related subcommittees shall promptly wrap up its (and any related subcommittees') then immediately pending acts and thereupon subsequently terminate and cease to exist; (ii) all decision-making and other acts otherwise contemplated under this Agreement to be performed by the Joint Committee (and any related subcommittees) shall be performed thereafter instead by Collaborator, at its sole discretion, which decision-making or other acts may be performed without consultation with Affymax; (iii) Affymax shall comply with, and not challenge or contest, such decision- making and other acts by Collaborator occurring pursuant to clause (ii) above; and (iv) any and all other rights and obligations of each Party under this Agreement shall not be changed."

        3.    Simultaneous Election.    If Affymax elects to cease participation in either of the Joint Steering Committee or the Joint Committee under the Global Agreement or the Japan Agreement, respectively, pursuant to Sections 1 or 2 hereof, unless otherwise agreed by Takeda, Affymax shall simultaneously elect to cease participation in the other such committee (and all related subcommittees of the Joint Steering Committee and the Joint Committee).

        4.    Continuing Effect.    Other than as set forth in this Amendment, all of the terms and conditions of the Japan Agreement and Global Agreement, respectively, shall continue in full force and effect. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreements.

        IN WITNESS WHEREOF, the Parties have executed this Amendment in duplicate originals by their duly authorized officers as of the Amendment Effective Date.

TAKEDA PHARMACEUTICAL COMPANY LIMITED		AFFYMAX, INC.
By:	/s/ YASUCHIKA HASEGAWA	By:	/s/ ARLENE M. MORRIS
Name: Title:	Yasuchika Hasegawa President	Name: Title:	Arlene Morris President & CEO

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  EXHIBIT 10.30
Second Amendment to Collaboration and License Agreements
RECITALS